UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

COMBINATORX, INCORPORATED
(Name of Issuer)
Common Stock
(Title of Class of Securities)
20010A103
(CUSIP Number)
LUKE EVNIN
MPM ASSET MANAGEMENT
THE JOHN HANCOCK TOWER
200 CLARENDON STREET, 54 TH FLOOR
BOSTON, MASSACHUSETTS 02116
TELEPHONE: (617) 425-9200
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)
March 1, 2010
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See §240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	20010A103	13D

1.	NAME OF REPORTING PERSONS MPM BioVentures III-QP, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7.	SOLE VOTING POWER

NUMBER OF		12,121,206

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		12,121,206

WITH	10.	SHARED DISPOSITIVE POWER

		0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	12,121,206

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

	13.7%(2)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Schedule is filed by MPM BioVentures III-QP, L.P. (“BV III QP”), MPM BioVentures III, L.P. (“BV III”), MPM BioVentures III Parallel Fund, L.P. (“BV III PF”), MPM BioVentures III GmbH & Co. Beteiligungs KG (“BV III KG”), MPM Asset Management Investors 2003 BVIII LLC (“AM LLC”), MPM Asset Management LLC (“MPM AM”), MPM BioVentures III GP, L.P. (“BV III GP”) and MPM BioVentures III LLC (“BV III LLC” and collectively with BV III QP, BV III, BV III PF, BV III KG, AM LLC and BV III GP, the “MPM Entities”) and Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Michael Steinmetz, Kurt Wheeler, Nicholas Simon III and Dennis Henner (collectively, the “Listed Persons”). BVIII GP and BVIII LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Listed Persons are Series A members of BV III LLC and managers of AM LLC. Luke Evnin and Ansbert Gadicke are members of MPM AM. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) This percentage is calculated based upon 88,610,640 shares of CombinatoRx, Incorporated’s (the “Issuer’s”) common stock, par value $0.001 per share (the “Common Stock”) outstanding as disclosed in the Issuer’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2010.

CUSIP No.	20010A103	13D

1.	NAME OF REPORTING PERSONS MPM BioVentures III, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7.	SOLE VOTING POWER

NUMBER OF		813,832

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		813,832

WITH	10.	SHARED DISPOSITIVE POWER

		0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	813,832

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

	0.9%(2)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) This percentage is calculated based upon 88,610,640 shares of Issuer’s Common Stock outstanding as disclosed in the Issuer’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2010.

CUSIP No.	20010A103	13D

1.	NAME OF REPORTING PERSONS MPM Asset Management Investors 2003 BVIII LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7.	SOLE VOTING POWER

NUMBER OF		234,384

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		234,384

WITH	10.	SHARED DISPOSITIVE POWER

		0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	234,384

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

	0.3%(2)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	00
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) This percentage is calculated based upon 88,610,640 shares of Issuer’s Common Stock outstanding as disclosed in the Issuer’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2010.

CUSIP No.	20010A103	13D

1.	NAME OF REPORTING PERSONS MPM BioVentures III Parallel Fund, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7.	SOLE VOTING POWER

NUMBER OF		365,078

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		365,078

WITH	10.	SHARED DISPOSITIVE POWER

		0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	365,078

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

	0.4%(2)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) This percentage is calculated based upon 88,610,640 shares of Issuer’s Common Stock outstanding as disclosed in the Issuer’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2010.

CUSIP No.	20010A103	13D

1.	NAME OF REPORTING PERSONS MPM BioVentures III GmbH & Co. Beteiligungs KG

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Germany

	7.	SOLE VOTING POWER

NUMBER OF		1,023,146

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,023,146

WITH	10.	SHARED DISPOSITIVE POWER

		0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,023,146

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

	1.2%(2)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	PN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) This percentage is calculated based upon 88,610,640 shares of Issuer’s Common Stock outstanding as disclosed in the Issuer’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2010.

CUSIP No.	20010A103	13D

1.	NAMES OF REPORTING PERSONS MPM Asset Management LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

	WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)

	☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	7.	SOLE VOTING POWER

NUMBER OF		76,315

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		76,315

WITH	10.	SHARED DISPOSITIVE POWER

		0

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	76,315

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

	0.1%(2)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	OO
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) This percentage is calculated based upon 88,610,640 shares of Issuer’s Common Stock outstanding as disclosed in the Issuer’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2010.

CUSIP No.	20010A103	13D

1.	NAME OF REPORTING PERSONS MPM BioVentures III GP, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		14,323,262(2)

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

14,323,262(2)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,323,262(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

16.2%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

PN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 12,121,206 shares of Common Stock held by BV III QP; 813,832 shares of Common Stock held by BV III; 365,078 shares of Common Stock held by BV III PF; and 1,023,146 shares of Common Stock held by BV III KG. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG.
(3) This percentage is calculated based upon 88,610,640 shares of Issuer’s Common Stock outstanding as disclosed in the Issuer’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2010.

CUSIP No.	20010A103	13D

1.	NAME OF REPORTING PERSONS MPM BioVentures III LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

WC

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		14,323,262(2)

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

14,323,262(2)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,323,262(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

16.2%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 12,121,206 shares of Common Stock held by BV III QP; 813,832 shares of Common Stock held by BV III; 365,078 shares of Common Stock held by BV III PF; and 1,023,146 shares of Common Stock held by BV III KG. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG.
(3) This percentage is calculated based upon 88,610,640 shares of Issuer’s Common Stock outstanding as disclosed in the Issuer’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2010.

CUSIP No.	20010A103	13D

1.	NAME OF REPORTING PERSONS Luke Evnin

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		14,633,961(2)

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

14,633,961(2)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,633,961(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

16.5%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 12,121,206 shares of Common Stock held by BV III QP; 813,832 shares of Common Stock held by BV III; 365,078 shares of Common Stock held by BV III PF; 1,023,146 shares of Common Stock held by BV III KG; 234,384 shares of Common Stock held by AM LLC; and 76,315 shares of Common Stock held by MPM AM. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC, a manager of AM LLC and a member of MPM AM.
(3) This percentage is calculated based upon 88,610,640 shares of Issuer’s Common Stock outstanding as disclosed in the Issuer’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2010.

CUSIP No.	20010A103	13D

1.	NAME OF REPORTING PERSONS Ansbert Gadicke

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		14,633,961(2)

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

14,633,961(2)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,633,961(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

16.5%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 12,121,206 shares of Common Stock held by BV III QP; 813,832 shares of Common Stock held by BV III; 365,078 shares of Common Stock held by BV III PF; 1,023,146 shares of Common Stock held by BV III KG; 234,384 shares of Common Stock held by AM LLC; and 76,315 shares of Common Stock held by MPM AM. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC, a manager of AM LLC and a member of MPM AM.
(3) This percentage is calculated based upon 88,610,640 shares of Issuer’s Common Stock outstanding as disclosed in the Issuer’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2010.

CUSIP No.	20010A103	13D

1.	NAME OF REPORTING PERSONS Nicholas Galakatos

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		14,557,646(2)

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

14,557,646(2)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,557,646(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

16.4%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 12,121,206 shares of Common Stock held by BV III QP; 813,832 shares of Common Stock held by BV III; 365,078 shares of Common Stock held by BV III PF; 1,023,146 shares of Common Stock held by BV III KG; and 234,384 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3) This percentage is calculated based upon 88,610,640 shares of Issuer’s Common Stock outstanding as disclosed in the Issuer’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2010.

CUSIP No.	20010A103	13D

1.	NAME OF REPORTING PERSONS Michael Steinmetz

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		14,557,646(2)

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

14,557,646(2)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,557,646(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

16.4%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 12,121,206 shares of Common Stock held by BV III QP; 813,832 shares of Common Stock held by BV III; 365,078 shares of Common Stock held by BV III PF; 1,023,146 shares of Common Stock held by BV III KG; and 234,384 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3) This percentage is calculated based upon 88,610,640 shares of Issuer’s Common Stock outstanding as disclosed in the Issuer’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2010.

CUSIP No.	20010A103	13D

1.	NAME OF REPORTING PERSONS Kurt Wheeler

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		14,557,646(2)

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

14,557,646(2)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,557,646(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

16.4%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 12,121,206 shares of Common Stock held by BV III QP; 813,832 shares of Common Stock held by BV III; 365,078 shares of Common Stock held by BV III PF; 1,023,146 shares of Common Stock held by BV III KG; and 234,384 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3) This percentage is calculated based upon 88,610,640 shares of Issuer’s Common Stock outstanding as disclosed in the Issuer’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2010.

CUSIP No.	20010A103	13D

1.	NAME OF REPORTING PERSONS Nicholas Simon III

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		14,557,646(2)

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

14,557,646(2)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,557,646(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

16.4%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 12,121,206 shares of Common Stock held by BV III QP; 813,832 shares of Common Stock held by BV III; 365,078 shares of Common Stock held by BV III PF; 1,023,146 shares of Common Stock held by BV III KG; and 234,384 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3) This percentage is calculated based upon 88,610,640 shares of Issuer’s Common Stock outstanding as disclosed in the Issuer’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2010.

CUSIP No.	20010A103	13D

1.	NAME OF REPORTING PERSONS Dennis Henner

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a) ☐
(b) ☑(1)

3.	SEC USE ONLY

4.	SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

5.	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)

☐

6.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

	7.	SOLE VOTING POWER

NUMBER OF		0

SHARES	8.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		14,557,646(2)

EACH	9.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	10.	SHARED DISPOSITIVE POWER

14,557,646(2)

11.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

14,557,646(2)

12.	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

☐

13.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

16.4%(3)

14.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN
(1) This Schedule is filed by the MPM Entities and the Listed Persons. The MPM Entities and the Listed Persons expressly disclaim status as a “group” for purposes of this Schedule 13D.
(2) Consists of 12,121,206 shares of Common Stock held by BV III QP; 813,832 shares of Common Stock held by BV III; 365,078 shares of Common Stock held by BV III PF; 1,023,146 shares of Common Stock held by BV III KG; and 234,384 shares of Common Stock held by AM LLC. BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The Reporting Person is a Series A member of BV III LLC and a manager of AM LLC.
(3) This percentage is calculated based upon 88,610,640 shares of Issuer’s Common Stock outstanding as disclosed in the Issuer’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2010.

Explanatory Note:
     The following constitutes Amendment No. 1 to the Schedule 13D previously filed by the undersigned with the Securities and Exchange Commission on January 5, 2010 (the “Schedule 13D/A”). The Schedule 13D/A is being filed to report the release from escrow to the former stockholders of Neuromed of an aggregate of 37,883,123 Escrow Shares, representing all Holdback Shares and all Milestone Shares not previously cancelled, and on March 1, 2010 based on the Food and Drug Administration’s (the “FDA’s”) approval of the Company’s Exalgo™ product candidate and the termination of the Escrow Agreement. Of the Escrow Shares released from escrow, an aggregate of 4,748,191 shares were released to the MPM Entities.
     All capitalized terms not otherwise defined herein shall have the meaning ascribed to the terms in the Original Schedule 13D. The Original Schedule 13D is hereby further amended and supplemented as follows and, except as expressly amended below, the Original Schedule 13D remains in full force and effect.
Item 5. Interest in Securities of the Issuer
     Item 5 of the Schedule 13D is amended and restated of the date of this filing as follows:

			Shared	Sole	Shared
	Shares Held	Sole Voting	Voting	Dispositive	Dispositive	Beneficial	Percentage of
Filing Person	Directly	Power	Power	Power	Power	Ownership	Class (1)
BV III QP	12,121,206	12,121,206	0	12,121,206	0	12,121,206	13.7%
BV III	813,832	813,832	0	813,832	0	813,832	0.9%
BV III PF	365,078	365,078	0	365,078	0	365,078	0.4%
BV III KG	1,023,146	1,023,146	0	1,023,146	0	1,023,146	1.2%
AM LLC	234,384	234,384	0	234,384	0	234,384	0.3%
MPM AM	76,315	76,315	0	76,315	0	76,315	0.1%
BV III GP(2)	0	0	14,323,262	0	14,323,262	14,323,262	16.2%
BV III LLC(2)	0	0	14,323,262	0	14,323,262	14,323,262	16.2%
Luke Evnin(3)(4)	0	0	14,633,961	0	14,633,961	14,633,961	16.5%
Ansbert Gadicke(3)(4)	0	0	14,633,961	0	14,633,961	14,633,961	16.5%
Nicholas Galakatos(3)	0	0	14,557,646	0	14,557,646	14,557,646	16.4%
Michael Steinmetz(3)	0	0	14,557,646	0	14,557,646	14,557,646	16.4%
Kurt Wheeler(3)	0	0	14,557,646	0	14,557,646	14,557,646	16.4%
Nicholas Simon III(3)	0	0	14,557,646	0	14,557,646	14,557,646	16.4%
Dennis Henner(3)	0	0	14,557,646	0	14,557,646	14,557,646	16.4%

(1)	This percentage is calculated based upon 88,610,640 shares of Issuer’s Common Stock outstanding as disclosed in the Issuer’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 2, 2010.

(2)	BV III GP and BV III LLC are the direct and indirect general partners of BV III QP, BV III, BV III PF and BV III KG. The securities with respect to which these entities share voting and dispositive power are held as follows: 12,121,206 shares of Common Stock by BV III QP; 813,832 shares of Common Stock by BV III; 365,078 shares of Common Stock by BV III PF; and 1,023,146 shares of Common Stock by BV III KG.

(3)	These Filing Persons are Series A Members of BV III LLC and managers of AM LLC. The securities with respect to which these Filing Persons share voting and dispositive power are held as follows: 12,121,206 shares of Common Stock by BV III QP; 813,832 shares of Common Stock by BV III; 365,078 shares of Common Stock by BV III PF; 1,023,146 shares of Common Stock by BV III KG; and 234,384 shares of Common Stock by AM LLC.

(4)	Also includes 76,315 shares of Common Stock held by MPM AM, of which these Filing Persons are members and with respect to which these Filing Persons share voting and dispositive power.
The information provided and incorporated by reference in Item 3 and Item 6 is hereby incorporated by reference in this Item 5.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer
“Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer” of the Original Schedule 13D is hereby amended to add the following immediately after the bullets in the section “Termination of the Escrow Agreement”:
On March 1, 2010 the FDA approved the Company’s new drug application (the “NDA”) for the product candidate Exalgo™. Upon this approval, all remaining Escrow Shares were released from escrow in accordance with the provisions of the Escrow Agreement, and the Escrow Agreement terminated by its terms.
Item 7. Material to Be Filed as Exhibits
A. Agreement and Plan of Merger by and among the Issuer, PawSox, Inc., Neuromed Pharmaceuticals Inc., Neuromed Pharmaceuticals Ltd. and Stockholder Representative, dated as of June 30, 2009 (incorporated by reference to Appendix A of the Issuer’s Joint Proxy Statement/Prospectus (SEC File No. 333-161146), filed with the SEC on October 22, 2009).
B. Registration Rights Agreement among the Issuer and each of the persons listed on Schedules A and B thereto, dated as of June 30, 2009 (incorporated by reference to Appendix D of the Issuer’s Joint Proxy Statement/Prospectus (SEC File No. 333-161146), filed with the SEC on October 22, 2009).
C. Agreement regarding filing of joint Schedule 13D/A.

SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: March 16, 2010

MPM BIOVENTURES III, L.P.
By:	MPM BioVentures III GP, L.P., its General Partner

By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Series A Member

MPM BIOVENTURES III PARALLEL FUND, L.P.
By:	MPM BioVentures III GP, L.P., its General Partner

By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Series A Member

MPM ASSET MANAGEMENT INVESTORS 2003 BVIII LLC
By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Manager

MPM BIOVENTURES III LLC
By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Series A Member

/s/ Luke Evnin
Luke Evnin

/s/ Nicholas Galakatos
Nicholas Galakatos

MPM BIOVENTURES III-QP, L.P.
By:	MPM BioVentures III GP, L.P., its General Partner

By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Series A Member

MPM BIOVENTURES III GMBH & CO. BETEILIGUNGS KG
By:	MPM BioVentures III GP, L.P., in its capacity as the Managing Limited Partner

By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Series A Member

MPM BIOVENTURES III GP, L.P.
By:	MPM BioVentures III LLC, its General Partner

By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Series A Member

MPM ASSET MANAGEMENT LLC
By:	/s/ Luke Evnin
	Name:	Luke Evnin
	Title:	Member

/s/ Ansbert Gadicke
Ansbert Gadicke

/s/ Michael Steinmetz
Michael Steinmetz

/s/ Kurt Wheeler	/s/ Nicholas Simon III

Kurt Wheeler	Nicholas Simon III

/s/ Dennis Henner

Dennis Henner
The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement: provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.
Attention: Intentional misstatements or omissions of fact
constitute Federal criminal violations (See 18 U.S.C. 1001)

EXHIBIT INDEX
A. Agreement and Plan of Merger by and among the Issuer, PawSox, Inc., Neuromed Pharmaceuticals Inc., Neuromed Pharmaceuticals Ltd. and Stockholder Representative, dated as of June 30, 2009 (incorporated by reference to Appendix A of the Issuer’s Joint Proxy Statement/Prospectus (SEC File No. 333-161146), filed with the SEC on October 22, 2009).
B. Registration Rights Agreement among the Issuer and each of the persons listed on Schedules A and B thereto, dated as of June 30, 2009 (incorporated by reference to Appendix D of the Issuer’s Joint Proxy Statement/Prospectus (SEC File No. 333-161146), filed with the SEC on October 22, 2009).
C. Agreement regarding filing of joint Schedule 13D/A.